Exhibit 99.1

LKQ Corporation Announces Two-For-One Stock Split

Chicago, IL (August 17, 2012)-LKQ Corporation (NASDAQ: LKQ) announced today that its Board of Directors approved a two-for-one split of the Company’s common stock. Each stockholder of record at the close of business on August 28, 2012 will receive an additional share for every outstanding share held on the record date, and trading will begin on a split-adjusted basis on September 19, 2012.

The split is the third since LKQ began trading publicly in 2003. After accounting for the previous two splits, one share of common stock of LKQ purchased in 2003 at the initial public offering price of $13 would be worth approximately $150 based on yesterday’s closing price.

Answers to frequently asked questions about the stock split can be found on the “Investor Relations” link on LKQ’s website at www.lkqcorp.com.

About LKQ Corporation

LKQ Corporation is the largest nationwide provider of aftermarket, recycled, and refurbished collision replacement parts, and a leading provider of mechanical replacement parts including remanufactured engines, all in connection with the repair of automobiles and other vehicles. LKQ also has operations in the United Kingdom, Canada, Mexico and Central America. LKQ operates more than 460 facilities, offering its customers a broad range of replacement systems, components and parts to repair automobiles and light, medium and heavy-duty trucks.

Joseph P. Boutross

LKQ Corporation

Director, Investor Relations

(312) 621-2793

jpboutross@lkqcorp.com